Exhibit 99.1

REPAY Announces the Acquisition of TriSource Solutions

ATLANTA, August 14, 2019 -- Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY”) (“the Company”), a leading provider of vertically-integrated payment solutions, today announced the acquisition of TriSource Solutions (“TriSource”), for up to $65 million, which includes a performance based earn out. The acquisition was financed with a combination of cash on hand and proceeds from borrowings under REPAY’s existing credit facility.

TriSource, founded in 2007, provides back-end transaction processing services to independent sales organizations (“ISO’s”) and operates as a direct ISO on behalf of its owned portfolios and external sales agents. TriSource is headquartered in Bettendorf, IA with an additional office in East Moline, IL. Since 2012, TriSource has been REPAY’s primary third-party processor for back-end settlement solutions and a valuable partner that has supported the Company’s growth.

“TriSource will enable us to build more intelligent payment solutions and bring these solutions to our customers faster. Additionally, we see the potential for strong organic growth in TriSource’s back-end settlement business, and our long partnership with TriSource has illustrated its inherent value proposition. We are looking forward to leveraging TriSource’s capabilities to drive continued growth. Further, the acquisition enhances our M&A strategy, as having our own back-end transaction processing capabilities will allow us to reduce future targets’ transaction processing costs and to expedite other synergy realization efforts. The TriSource acquisition will be immediately and meaningfully accretive to earnings,” said John Morris, CEO of REPAY.

“We are excited to join the REPAY team,” said Deborah Brown, COO of TriSource Solutions. “We have partnered with REPAY for many years and believe they will help us to accelerate our processing business growth. We look forward to working alongside the REPAY team to drive long term growth at the combined company.”

“TriSource owners Henry Harp and Bill Brockway, along with the company’s executive management team, have built a top-tier organization. I’ve had the pleasure of working alongside the TriSource team over the past seven years and believe adding them to the REPAY family will be beneficial to all parties. I would like to take this opportunity to welcome them to our organization,” said Shaler Alias, President of REPAY.

Transaction Details

●	REPAY acquired TriSource for up to $65 million
o	$60 million was paid at closing
o	Up to $5 million is structured as a performance based earn out
●	The acquisition was financed with a combination of cash on hand and borrowings under REPAY’s existing credit facility
●	Annualized Adjusted EBITDA is expected to be approximately $7.0 million
●	Combined net leverage expected to be approximately 3.5x on a post-transaction basis[1]

[1]	Calculated based on the estimated twelve months ended September 30, 2019 Adjusted EBITDA of REPAY and TriSource on a combines basis, after giving effect to new borrowings under the existing credit facility and assuming that all cash and cash equivalents, on a combined basis, offset REPAY’s post-transaction indebtedness.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding REPAY’s industry and market sizes, future opportunities for REPAY and REPAY’s estimated future results, including the full year 2019 outlook. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in prior reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: a delay or failure to realize the expected benefits from the business combination; a delay or failure to integrate and realize the benefits of the TriSource acquisition and any difficulties associated with operating in the back-end processing markets in which REPAY does not have any experience; changes in the payment processing market in which REPAY competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in the vertical markets that REPAY targets; risks relating to REPAY’s relationships within the payment ecosystem; risk that REPAY may not be able to execute its growth strategies, including identifying and executing acquisitions; risks relating to data security; changes in accounting policies applicable to REPAY; and the risk that REPAY may not be able to develop and maintain effective internal controls.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information from persons other than REPAY, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding REPAY’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing needs. REPAY’s proprietary, integrated payment technology platform reduces the complexity of electronic payments for lenders, while enhancing the overall experience for consumers.

Contacts

Investor Relations for REPAY:

repayIR@icrinc.com

Media Relations for REPAY:

Kristen Hoyman

khoyman@repay.com